Exhibit 99.10

Epsium Enterprise Limited

c/o Companhia de Comércio Luz Limitada

Alameda Dr. Carlos D’assumpcao

Edf China Civil Plaza 235-243, 14 Andar P

Macau, SAR China

January 22, 2024

VIA EDGAR

Division of Corporation Finance Office of Chief Accountant

U.S. Securities and Exchange Commission 100 F Street, N.E.

Washington, D.C. 20549

Re:	Epsium Enterprise Limited Registration Statement on Form F-1 (CIK Number: 0001883437) Representations Made Pursuant to Instruction 2 to Item 8.A.4 of Form 20-F

Ladies and gentlemen:

Epsium Enterprise Limited is a foreign private issuer organized under the laws of the British Virgin Islands (the “Company”). In connection with the proposed initial public offering of the Company’s Ordinary Shares (the “Offering”), the Company hereby respectfully makes the representations to the Securities and Exchange Commission (the “Commission”) required by Instruction 2 to Item 8.A.4 of Form 20-F, which states that in the case of a company’s initial public offering, a company may comply with only the 15-month requirement in Item 8.A.4 of Form 20-F if the company is able to make the representations specified by Instruction 2 to Item 8.A.4 of Form 20-F.

The Company’s filing of the registration statement on Form F-1, as amended (the “Registration Statement”) on the date hereof contained audited financial statements prepared in accordance with accounting principles generally accepted in the United States of America for the years ended December 31, 2022, and 2021, and unaudited financial statements for each of the six-month periods ended June 30, 2022, and 2023.

In submitting the Registration Statement, the Company is complying with the 15-month requirement, rather than the 12-month requirement, with respect to the last year of audited financial statements. The Company is submitting this representation letter pursuant to Instruction 2 to Item 8.A.4 of Form 20-F, which provides that “[a] company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.”

The Company hereby represents to the Commission that:

1.	the Company is not required by any jurisdiction outside of the United States to issue audited financial statements as of a date not older than 12 months at the time this document is submitted;

2.	compliance with the 12-month requirement in Item 8.A.4 of Form 20-F is impracticable and involves undue hardship for the Company;

3.	the Company does not anticipate that its audited financial statements for the year ended December 31, 2023, will be available until April or May 2024; and

4.	in no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the Offering.

The Company is submitting this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

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If you have any questions, please do not hesitate to call our counsel, Laura Hemmann, Esq., of King & Wood Mallesons LLP, at (347) 926 7542.

Sincerely,

/s/ Son I Tam
Name:	Son I Tam
Title:	Chief Executive Officer, Chief Financial Officer, and Chairman

cc: Laura Hemmann, Esq.

King & Wood Mallesons LLP